Exhibit 10.2

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (this “Agreement”) is entered into as of this 25th day of September, 2012 (the “Execution Date”), by and between BMR-HAMPSHIRE LLC, a Delaware limited liability company (“Landlord,” as successor-in-interest to Metropolitan Life Insurance Company (“Prior Landlord”), as successor-in-interest to BHX, LLC, as trustee of 205 Broadway Realty Trust (“Original Landlord”)), and IDENIX PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. WHEREAS, Original Landlord and Tenant entered into that certain Amended and Restated Lease dated as of October 25, 2003, as amended by that certain First Amendment to Lease dated as of March 15, 2007, by and between Prior Landlord and Tenant (together and as the same may have been further amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord at 60 Hampshire Street in Cambridge, Massachusetts (the “Building”);

B. WHEREAS, Tenant desires to relocate its operations to 320 Bent Street in Cambridge, Massachusetts (the “Bent Premises”), pursuant to that certain Lease (the “Bent Lease”) dated on or about the Execution Date, by and between Tenant and BMR-Rogers Street LLC, an affiliate of Landlord (“Landlord’s Affiliate”); and

C. WHEREAS, Landlord and Tenant desire to terminate the Lease in accordance with the following provisions.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Termination Date. The termination date of the Lease shall be the date that is (a) thirty (30) days after the actual Term Commencement Date (as defined in the Bent Lease) under the Bent Lease, which shall be evidenced by written acknowledgment in the form attached as Exhibit D to the Bent Lease or (b) such earlier date that Tenant surrenders possession of the Premises to Landlord (the “Termination Date”), subject to the performance by the parties of the provisions hereof. In the event that the actual Term Commencement Date (as defined in the Bent Lease) occurs after the expiration date of the Term under the Lease (i.e., December 31, 2013, the “Lease Expiration Date”), then the Term shall be extended until the actual Term Commencement Date under the Bent Lease occurs; provided, however, that Tenant’s use of the Premises during any extension of the Lease beyond the Lease Expiration Date shall be subject to Tenant’s obligation to obtain an extension of the special variance under the City of Cambridge Noise Control Ordinance, Cambridge City Code, Section 8.16.090(B) (the “Noise Ordinance”) granted by the City of Cambridge License Commission. The Lease shall remain in full force and effect until the Termination Date, and the parties hereto shall continue to comply with all of the terms and conditions of the Lease until and on the Termination Date.

Form dated 5/3/07

2. Rent. From and after the actual Term Commencement Date (as defined in the Bent Lease), Tenant shall not be required to pay Base Rent and Additional Rent with respect to the Premises pursuant to the Lease (but shall still be required to comply with all other terms and conditions of the Lease, including but not limited to Article 7 of the Lease); provided, however, that if Tenant remains in the Premises beyond thirty (30) days after the actual Term Commencement Date (as defined in the Bent Lease) under the Bent Lease, then, in addition to all other remedies Landlord may have at law, in equity or under the Lease, (a) Tenant shall be deemed to be a tenant at sufferance subject to the terms and conditions of the Lease, except that monthly Base Rent shall equal one hundred fifty percent (150%) of the Base Rent during the last thirty (30) days prior to the actual Term Commencement Date (as defined in the Bent Lease) under the Bent Lease, (b) Tenant shall pay for all Additional Rent with respect to the Premises and (c) Tenant shall be liable to Landlord for any and all damages suffered by Landlord as a result of such holdover, including any lost rent or consequential, special and indirect damages.

3. Termination of Lease. Provided that the conditions of this Agreement are satisfied, the Lease shall be fully and finally terminated as of the Termination Date and shall no longer be of any force or effect, except for those provisions that, by their express terms, survive the expiration or earlier termination thereof.

4. Noise Cooperation. Tenant hereby agrees to provide Landlord with all non-privileged written and oral reports, studies, data, testimony, submissions, community correspondence and information (collectively, the “Noise Documents”) produced by Tenant or Tenant’s neighbors, contractors, subcontractors and consultants and their respective employees, agents and invitees (collectively, the “Tenant Parties”) relating to (a) noise levels at the Building or Premises, (b) compliance with and special variances to the Noise Ordinance related to the Building or Premises, (c) noise complaints from surrounding neighbors related to the Building or Premises and (d) submissions to and testimony before the City of Cambridge License Commission related to Subsections 3(a)-(c). In addition, Tenant agrees that Landlord shall have the right to engage, retain and consult with any of Tenant’s consultants, including, but not limited to, Cavanaugh Tocci Associates, Inc. Tenant further agrees that, as needed and at the request of Landlord, it shall and shall cause the Tenant Parties to attend any City of Cambridge License Commission meetings or hearings (or meetings or hearings before any other governmental board) related to Subsections 3(a)-(d) and to meet with Landlord and Landlord’s contractors, subcontractors and consultants and their respective employees, agents and invitees in connection with Landlord’s use, alteration and leasing of the Building and efforts to mitigate noise levels at the Building. From the Execution Date through the Termination Date, Tenant agrees to assist Landlord with additional noise testing, including, but not limited to, periodic shutdowns of Tenant’s equipment and systems at the Premises. The provisions of this Section shall survive until the date that is one (1) year following the Term Commencement Date (as defined in the Bent Lease) under the Bent Lease.

5. Security Deposit. Pursuant to the Lease, Tenant has deposited with Landlord Silicon Valley Bank Letter of Credit No. 1437360 (the “Letter of Credit”) in the amount of Seven Hundred Fifty Thousand Dollars ($750,000). Pursuant to the terms of the Bent Lease, Tenant shall maintain the Letter of Credit until the Termination Date hereunder, but shall add Landlord’s Affiliate as a beneficiary thereunder. Within five (5) business days after the Termination Date, Tenant shall replace the Letter of Credit with a new letter of credit pursuant to the Bent Lease in the amount of Seven Hundred Fifty Thousand Dollars ($750,000.00) that secures Tenant’s obligations under the Bent Lease, reflects the Bent Premises and is issued to Landlord’s Affiliate as beneficiary.

6. Release of Liability. Conditioned on the performance by the parties of the provisions of this Agreement, Landlord and Tenant fully and unconditionally release, cancel, annul, rescind, discharge, disclaim, waive and release any and all rights and benefits it may have under the Lease arising from and after the Termination Date, except (a) for those provisions that, by their express terms, survive the expiration or earlier termination thereof and (b) Tenant’s obligations under the Lease to pay for utilities, operating expenses, the property management fee and any other sums due pursuant to the terms of the Lease for the period prior to the Termination Date, including as part of any annual true-up.

7. Quitclaim. To the extent, if any, that the Lease gives Tenant any right, title or interest in or to the Premises, Tenant does hereby remise, release and quitclaim to Landlord such right, title or interest in or to the Premises and shall execute and deliver to Landlord any documentation reasonably requested by Landlord to effect or document such remise, release and quitclaim.

8. Condition of Premises. On or prior to the Termination Date, Tenant shall surrender the Premises to Landlord in the condition required by the Lease upon termination, including, but not limited to, Sections 2.7, 7.3, 7.4 and 7.5 thereof.

9. Representation of Parties. Each party represents that it has not made any assignment, sublease, transfer, conveyance or other disposition of the Lease or any interest therein, nor made or entered into any agreement that would result in any mechanic’s lien or other claim, demand, obligation, liability, action or cause of action arising from or with respect to the Lease or the Premises.

10. Miscellaneous.

a. Voluntary Agreement. The parties have read this Agreement and the mutual releases contained in it, and have freely and voluntarily entered into this Agreement.

b. Attorneys’ Fees. If either party commences an action against the other party arising out of or in connection with this Agreement, the substantially prevailing party shall be entitled to recover from the losing party reasonable attorneys’ fees and costs of suit.

c. Successors. This Agreement shall be binding on and inure to the benefit of the parties and their successors and assigns.

d. Counterparts. This Agreement may be executed in one or more counterparts that, when taken together, shall constitute one original.

e. Defined Terms. Capitalized terms not otherwise defined herein shall have the meanings given them in the Lease.

f. Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation or obtaining of this Agreement, other than Richards Barry Joyce & Partners LLC (“Broker”), and agrees to indemnify, defend and hold Landlord harmless from any and all cost or liability for compensation claimed by any broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it.

a. Amendment. This Agreement may only be amended or modified by written agreement between the parties.

b. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State in which the Premises are located, without regard to conflict of law principles.

c. Entire Agreement. This Agreement sets forth the entire understanding of the parties relating to the transaction it contemplates, and supersedes all prior understandings, whether written or oral. There are no obligations, commitments, representations or warranties relating to them except those expressly set forth in this Agreement.

d. Confidentiality. The terms of this Agreement shall be confidential, and each party agrees not to disclose the terms to any other person or entity, other than such person’s attorneys, lenders, accountants, consultants, brokers and advisors, provided that such recipients agree to maintain the confidentiality of such information, unless such terms are required to be disclosed pursuant to applicable laws or by order of a court of competent jurisdiction, pursuant to such party’s customary accounting and reporting practices or to investors in the normal course of business.

e. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their successors, assigns, parents, subsidiaries, divisions and affiliates.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day hereinabove first written.

LANDLORD:

BMR-HAMPSHIRE LLC,
a Delaware limited liability company

By:	/s/ Robert Sistek
Name:	Robert Sistek
Its:	Vice President

TENANT:

IDENIX PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ Ronald C. Renaud, Jr.
Name:	Ronald C. Renaud, Jr.
Its:	CEO and President

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